Exhibit 99.1
July 27, 2006
NOTICE OF BLACKOUT PERIOD AND
SUSPENSION OF TRADING BY
DIRECTORS AND EXECUTIVE OFFICERS
     From August 24, 2006 to September 7, 2006, participants in the FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan (the “Plan”) will be unable to access their accounts in the Plan in any manner, will be unable to change investments within the Plan, and will be unable to obtain loans or distributions under the Plan. The purpose of the blackout period is to change the Plan’s recordkeeping software and to introduce a new trading platform for the Plan.
     During the blackout period, you, as a director or executive officer of FirstMerit Corporation, are prohibited by law from engaging in certain transactions in the common shares of FirstMerit Corporation (including derivative securities, such as options). Transactions by your family members in FirstMerit Corporation common shares in which you have a pecuniary interest (i.e., those required to be reported on your Section 16 ownership reports) may also be prohibited.
     Regulation BTR, 17 C.F.R. Part 245, adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, generally prohibits you from directly or indirectly purchasing, selling or otherwise acquiring or transferring any equity security of FirstMerit Corporation during the blackout period if you acquire or previously acquired such security in connection with your service or employment as a director or executive officer. You will be deemed to have acquired a security in connection with your service or employment as a director or executive officer if you acquired it at a time when you were a director or executive officer and obtained it under a compensation plan, contract, authorization or arrangement, as a result of certain types of transactions or business relationships with FirstMerit Corporation or an affiliated entity, or to satisfy FirstMerit Corporation’s minimum ownership requirements or guidelines for directors or executive officers. The trading restriction also applies to FirstMerit securities you acquired prior to becoming or while serving as a director or executive officer as an inducement to service or employment as a director or executive officer, or as a result of a business combination in respect of an equity security of an entity involved in the business combination that you acquired in connection with service or employment as a director or executive officer of such entity.
     Certain transactions are exempt from the prohibition of Regulation BTR, including:
1.	the reinvestment of dividends or interest under the FirstMerit Corporation Dividend Reinvestment Plan;

2.	any purchase or sale pursuant to a contract, instruction or written plan entered into by you that satisfies 17 C.F.R. §240.10b5-1 and that you entered into before receiving notice of the blackout period;

3.	certain purchases or sales under certain tax-qualified plans;

4.	bona fide gifts and transfers by will or the laws of descent and distribution, pursuant to a domestic relations order or compelled by law; and

5.	any increases or decreases in the number of securities held as a result of a stock split, stock dividend or acquisition of rights pursuant to a pro rata grant to all holders of the same class of equity securities.
     FirstMerit Corporation’s Insider Trading Policy and Section 16 Compliance Program will continue to apply during the blackout period.
     If you have any questions regarding the blackout period or the restrictions on your transactions in common shares of FirstMerit Corporation or if you plan to engage in a transaction in FirstMerit Corporation common shares (including derivative securities, such as options) during the blackout period, please contact:
Terry E. Patton
FirstMerit Corporation
III Cascade Plaza
Akron, Ohio 44308
(330) 384-7033